Exhibit 99

                                  NEWS RELEASE




Date:             July 21, 2005

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate



                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES SECOND QUARTER EARNINGS

                           AND QUARTERLY CASH DIVIDEND



Easley, SC - Peoples Bancorporation, Inc., the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $1,912,000 for the six months ended June 30, 2005, a 24.3% increase over earnings of $1,538,000 reported for the six months ended June 30, 2004. Total consolidated earnings for the second quarter of 2005 were $1,001,000, a 0.4% increase over earnings of $997,000 reported for the second quarter of 2004. Return on average equity for the first half of 2005 was 9.74% compared to 8.42% for the first half of 2004, while return on average equity for the second quarter of 2005 was 10.04% compared to 10.86% for the second quarter of 2004. Diluted earnings per share for the first half of 2005 were $0.32 compared to $0.26 for the first half of 2004, while diluted earnings per share were $0.17 for the second quarter of 2005 compared to $0.17 for the second quarter of 2004.

Total assets at June 30, 2005 were $468,080,000, an 8.6% increase over the $431,200,000 in total assets at June 30, 2004. At June 30, 2005 total gross loans (excluding loans held for sale) were $356,626,000 compared to $310,936,000 at June 30, 2004, an increase of 14.7%. Total deposits at June 30, 2005 were $390,060,000, a 10.1% increase from the $354,340,000 in total deposits at June 30, 2004.


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Commenting on the Company's  performance,  Company  President R. Riggie Ridgeway stated, "We are pleased to see the continued improvement in core earnings as we earned $1 million in the second quarter of the year and earnings through the first six months of the year were 24% higher than last year's first half results." Ridgeway added, "The double-digit growth in both loans and deposits is indicative of our aggressive pursuit of business in the Upstate and is a reflection of the growth being experienced in the markets we serve. We continue to be pleased with the performance of all three of our banks and are excited about the opportunities for future growth and increased profitability."

In other business, the Company announced that its Board of Directors had approved a quarterly cash dividend of $0.05 per share payable on September 30, 2005 to shareholders of record as of September 16, 2005.

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and on Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                                  Three Months Ended June 30,

Income Statement                                2005         2004         Change
                                                ----         ----         ------
  Net interest income ...................      $4,232       $3,530        19.89%
  Provision for loan losses .............         183          153        19.61%
  Other income ..........................         890        1,530       -41.83%
  Other expenses ........................       3,451        3,456        -0.14%
                                               ------       ------
     Income before income taxes .........       1,488        1,451         2.55%
  Provision for income taxes ............         487          454         7.27%
                                               ------       ------
     Net Income .........................      $1,001       $  997         0.40%
                                               ======       ======

  Return on average assets ..............        0.87%        0.92%
  Return on average equity ..............       10.04%       10.86%

Net income per common share*
  Basic .................................      $ 0.17       $ 0.17
  Diluted ...............................      $ 0.17       $ 0.17

                                                    Six Months Ended June 30,

Income Statement                                 2005        2004         Change
                                                 ----        ----         ------
  Net interest income ...................      $8,194       $6,963        17.68%
  Provision for loan losses .............         356          283        25.80%
  Other income ..........................       1,779        2,833       -37.20%
  Other expenses ........................       6,784        7,248        -6.40%
                                               ------       ------
     Income before income taxes .........       2,833        2,265        25.08%
  Provision for income taxes ............         921          727        26.69%
                                               ------       ------
     Net Income .........................      $1,912       $1,538        24.32%
                                               ======       ======

  Return on average assets ..............        0.85%        0.72%
  Return on average equity ..............        9.74%        8.42%

Net income per common share*
  Basic .................................      $ 0.32       $ 0.26
  Diluted ...............................      $ 0.32       $ 0.26

                                                       As of June 30,

Balance Sheet                                  2005          2004        Change
                                               ----          ----        ------
  Total assets ............................  $468,080      $431,200        8.55%
  Mortgage loans held for sale ............         -        40,049     -100.00%
  Loans, net ..............................   352,693       307,329       14.76%
  Allowance for loan losses ...............     3,933         3,607        9.04%
  Securities ..............................    74,447        73,301        1.56%
  Total earning assets ....................   435,071       399,223        8.98%
  Total deposits ..........................   390,060       354,340       10.08%
  Shareholders' equity ....................    39,703        36,162        9.79%
  Book value per share* ...................      6.68          6.23        7.22%

* 2004 per share data has been restated to reflect the 3-for-2 stock split effected in October 2004 and the 5% stock dividend declared in December 2004.